Exhibit 10.1

October 23, 2019

Gary Rahlfs

Dear Gary:

I am pleased to offer you the position of Senior Vice President, Chief Financial Officer (Grade 99) for Dean Foods Company, effective October 23, 2019. This position will report to Eric Beringause, President and Chief Executive Officer, and will be based out of our Corporate Headquarters in Dallas, Texas.

Here are the updated specifics of your assignment:

Base Salary

You will be paid $20,833.34 on a semi-monthly basis, less applicable payroll taxes and withholdings. Your salary will be reviewed annually (next in March 2020).

Annual Incentive Opportunity

You will continue to be eligible to earn an annual incentive. Your new target as a participant in the Dean Foods STI Plan is equal to 65% of base salary from November 1, 2019 going forward and will be driven by certain financial targets as well as your performance against certain individual objectives. The STI payment will be calculated using your annualized base salary as of 12/31 of the incentive plan year. Further, the STI terms of your May 8, 2019 new hire offer letter remain in effect; specifically, your 2019 STI plan year payment will not be prorated and will be guaranteed at a minimum of $175,000.

Annual Long Term Incentive Compensation

You will continue to be eligible for consideration for future Long Term Incentive (LTI) grants under the Dean Foods Long Term Incentive Program. The exact amount and nature of any future long term incentive awards will be determined by the Compensation Committee of the Dean Foods Board of Directors.

Paid Time Off (PTO)

You will continue to be eligible for the same number of PTO days that you currently receive. Unused PTO is not carried forward from year to year unless required by state law.

Benefits Plan

You will continue to be eligible to participate in the Dean Foods SmartChoice Benefits program and the Dean Foods SmartChoice Savings Plan.

Supplemental Executive Retirement Plan

You will continue to be covered by the Dean Foods Supplemental Executive Retirement Plan (SERP) under the plan rules..

Executive Physical

You will continue to be eligible for a Company-paid Executive Physical every calendar year with the Cooper Institute in Dallas, Texas. To schedule your physical, call 972.560.3227 and reference Dean Foods.

Insider Trading

As a Senior Vice President, you will have access to sensitive business and financial information. Accordingly, from time to time and in accordance with the company's Insider Trading Policy, you will be prohibited from trading Dean Foods’ securities (or, in some circumstances, the securities of companies doing business with Dean Foods).

Change-In-Control Provisions

You will continue to be covered under your existing Change in Control agreement.

Conclusion

Gary, I am excited about your achievements thus far and look forward to your future contributions to Dean Foods. I am confident that with your experience, skills, vision and standards, you will continue to make significant contributions to our company in the years to come.

Best regards,

/s/ Harvey Mitchell

Harvey Mitchell
Vice President, Human Resources (Interim CHRO)
Dean Foods

Agreed and accepted:

/s/ Gary Rahlfs
Gary Rahlfs

10/24/19
Date

cc.	David Bruns

Kristy Waterman

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